Exhibit 99.1

Purple Innovation Reports Record Third Quarter 2020 Results

Third Quarter Net Revenue Increased 59.4% to $187.1 Million

Third Quarter Operating Income Increased 120.9% to $24.3 Million

Cash and Cash Equivalents at September 30, 2020 Increased to $98.0 Million

Lehi, Utah, November 10, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the third quarter ended September 30, 2020.

Third Quarter Financial Summary (Comparisons versus Third Quarter 2019)1

●	Net revenue increased 59.4% to $187.1 million, compared to $117.4 million.

o	Direct-to-Consumer (DTC) revenue increased 97.5%; Wholesale revenue increased 6.9%

●	Gross margin improved 220 basis points to 47.2% compared to 45.0%.

●	Operating expenses as a percent of net revenue were 34.2% compared to 35.7%.

●	Operating income increased 120.9% to $24.3 million compared to $11.0 million.

●	Net loss was ($1.2) million compared to net income of $8.4 million. Adjusted net income was $17.2 million, or $0.27 per diluted share compared to $7.3 million, or $0.14 per diluted share.

●	EBITDA was $2.5 million compared to $10.5 million. Adjusted EBITDA was $30.1 million compared to $15.3 million.

“Demand for the Purple brand was at an all-time high during the third quarter and our organization did a terrific job capitalizing upon opportunities, translating record revenue to strong cash flow,” said Joe Megibow, Chief Executive Officer. “The investments we made earlier this year to expand our manufacturing capacity helped support strong year-over-year growth in our direct-to-consumer mattress business, as well as a resurgence in our wholesale channel as our retail partners experienced improved store traffic. We also continued to see strong gains in seat cushions, pillows and sheets, underscoring the progress we’ve made increasing awareness and driving demand for our premium, non-mattress categories. The combination of outstanding top-line performance, improved operating margins, and marketing efficiencies, resulted in an increase in operating profit of more than 120% over the third quarter of 2019 and continued strong cash generation.”

Megibow continued, “We believe that we are on track for an exceptional year of growth and enhanced profitability. As we head into the final months of 2020, our focus is on successfully fulfilling demand during the holiday season and preparing to kick off the new year from a position of strength to profitably accelerate market share growth. This includes continuing the rapid build-out of our new 520,000 square foot facility in Georgia that will significantly expand our domestic manufacturing capacity, as well as expanding our brand showrooms in additional major markets. We are also increasing marketing investment in the fourth quarter with incremental spending on website development and new creative set to debut in 2021 aimed at attracting new consumers and further advancing the premium positioning of the Purple brand. Our work over the past year has significantly strengthened our foundation and we believe has put the Company on a clear path to maintain successful growth in the coming years.”

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Third Quarter 2020 Review

Third quarter 2020 net revenue increased 59.4% to $187.1 million, compared to $117.4 million in the third quarter of 2019. The increase in net revenue was driven primarily by strong growth in mattress sales in the DTC channel along with higher demand for pillows, sheets and seat cushions.

Gross margin for the third quarter 2020 improved to 47.2% compared to 45.0% in the year ago period. The 220 basis point increase in gross margin year-over-year was primarily attributable to the higher proportion of DTC channel revenue, which carries higher gross margins than the wholesale channel. DTC revenues comprised approximately 72% of net revenue for the quarter, compared with approximately 58% in the same quarter last year.

Operating expenses were 34.2% of net revenue for the third quarter of 2020 compared to 35.7% in the year ago period. The improvement in operating expenses as a percent of net revenue was driven by leverage on higher net revenue and more efficient marketing spend, partially offset by additional marketing spend to increase brand awareness and the addition of company-owned retail showrooms. For the third quarter 2020, marketing and sales expense as a percent of net revenue decreased to 27.4% compared with 29.0% last year due to creative efforts to improve efficiency in marketing spend as well as lower advertising costs.

Operating income increased 120.9% to $24.3 million for the third quarter 2020 compared to an operating income of $11.0 million in the prior year period.

Net loss was ($1.2) million for the third quarter 2020 compared to a net income of $8.4 million in the year ago period. Adjusted net income, which excludes adjustments for certain non-cash items, including expenses associated with the change in fair value of warrant liabilities and the Tax Receivable Agreement, the loss on extinguishment of debt and previous period sales tax liability, was $17.2 million, or $0.27 per diluted share, compared to $7.3 million, or $0.14 per diluted share in the prior year period. The main items in the third quarter 2020 included an $18.0 million non-cash expense associated with the change in fair value of warrant liabilities, a $5.8 million loss on the extinguishment of debt related to the retirement of the Company’s previous debt agreement, a $0.6 million non-cash expense associated with the Tax Receivable Agreement (see complete reconciliation in the table below). The third quarter 2019 included a $1.4 million non-cash expense associated with the change in fair value of warrant liabilities. Adjusted net income has been adjusted to reflect an estimated effective income tax rate of 25.2% for the current year period and 25.6% for the comparable prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).

EBITDA for the third quarter 2020 was $2.5 million compared to $10.5 million in the third quarter 2019. Adjusted EBITDA, which excludes non-cash expenses associated with the change in fair value of warrant liabilities, the Tax Receivable Agreement and non-cash stock based compensation, along with the loss on extinguishment of debt, legal fees, interim CFO & consulting costs, severance, vendor impairment, previous period sales tax liability and COVID-19 related expenses, was $30.1 million. This compares to Adjusted EBITDA of $15.3 million in the prior year period.

Balance Sheet

As of September 30, 2020, the Company had cash and cash equivalents of $98.0 million compared to $33.5 million as of December 31, 2019, an increase of 192.5%. The Company expects to invest a portion of these resources to expand our manufacturing capacity and fulfillment capabilities, to expand our IP portfolio, selectively grow our company-owned showrooms, and to fund working capital related to wholesale expansion and restocking.

Inventories as of September 30, 2020 totaled $50.8 million compared with $47.6 million as of December 31, 2019.

During the third quarter of 2020, the Company executed a new five-year $100 million senior secured credit facility with a group of financial institutions led by KeyBanc Capital Markets. The new credit facility consists of a $45 million term loan and a $55 million revolving line of credit. Proceeds from the term loan, which was fully drawn at closing, were used to retire all indebtedness related to the Company’s existing credit agreement. No amounts have been drawn on the revolving line of credit.

The borrowing rates are based on the Company’s leverage ratio, as defined in the Credit Agreement, and can range from LIBOR plus 3.00 percent to 3.75 percent with a LIBOR floor of 0.50 percent. The initial borrowing rate is LIBOR plus 3.00 percent, which is 850 basis points lower than the Company’s previous borrowing rate.

Share Count

For the period October 1 through October 26, 2020, approximately 8.0 million public warrants were exchanged for 4.0 million Class A shares resulting in cash proceeds to the Company of approximately $45.6 million. On October 27, 2020, the Company announced the redemption of previously issued public and incremental loan warrants, to take place on November 30, 2020. For the period October 27 through November 9, 2020, approximately 1.7 million public and all 2.6 million incremental loan warrants have been exercised and, as a result, there were 60.9 million Class A shares outstanding on November 9, 2020. The approximately 9.3 million public warrants that remain may be cashless exercised at any time prior to November 30, 2020. Any public warrants remaining outstanding at that date will be redeemed. As of November 9, 2020, approximately 8.5 million sponsor warrants remain outstanding. Sponsor warrants are not redeemable, and do not need to be exercised on a cashless basis prior to November 30, 2020, if they are held by the sponsor or a permitted transferee.

Outlook

For the year ending December 31, 2020, the Company previously withdrew guidance as a result of uncertainty due to the COVID-19 pandemic. Due to the continued uncertainty in the overall economy, the Company is not providing formal Q4 guidance at this time. While Q4 is historically a more promotional quarter, with increased marketing expense, the Company does expect year-over-year quarterly growth rates similar to Q3 in revenue and adjusted EBITDA balanced with a modest channel shift toward wholesale and the planned Q4 investments in people, capacity, showrooms and infrastructure. It is also important to note that the Company, like the rest of the mattress industry, continues to manage supply chain challenges from supply of foam and coils, which could limit its ability to manufacture and fulfill a portion of demand in the fourth quarter.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, November 11, 2020 at 8:30 a.m. Eastern Time. To access the call dial (877) 425-9470 (domestic) or (201) 389-0878 (international) at 8:25 a.m. ET and provide the Conference ID: 13712736. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected use of cash resources, the possible inability to meet demand due to constraints on the supply of foam and coils, expected future growth of our business, anticipated levels of demand for our products, expected performance of our business in the fourth quarter with respect to demand for our products, marketing expense, and supply chain issues, and the redemption of outstanding warrants. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2020, August 13, 2020, and November 10, 2020. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	September 30,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$97,955	$33,478
Accounts receivable, net	21,894	28,692
Inventories, net	50,775	47,628
Prepaid inventory	1,888	879
Other current assets	8,443	3,442
Total current assets	180,955	114,119
Property and equipment, net	44,983	31,979
Intangible assets, net	9,620	1,101
Deferred income taxes	205,486	—
Other long-term assets	1,586	525
Total assets	$442,630	$147,724

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$61,961	$50,240
Accrued sales returns	10,285	7,271
Accrued compensation	12,515	7,954
Customer prepayments	6,207	6,258
Accrued sales tax	7,327	5,602
Accrued rebates and allowances	7,232	5,311
Other current liabilities	7,995	4,229
Total current liabilities	113,522	86,865
Long-term debt, related-party	—	35,399
Long-term debt, net of current portion	41,911	—
Warrant liabilities	64,930	21,622
Tax receivable agreement liability, net of current portion	168,328	—
Other long-term liabilities, net of current portion	12,375	8,570
Total liabilities	401,066	152,456
Commitments and contingencies (Note 11)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 53,787 issued and outstanding at September 30, 2020 and 22,494 issued and outstanding at December 31, 2019	5	2
Class B common stock; $0.0001 par value, 90,000 shares authorized; 605 issued and outstanding at September 30, 2020 and 31,394 issued and outstanding at December 31, 2019	—	3
Additional paid-in capital	44,032	5,990
Accumulated deficit	(2,517)	(8,349)
Total stockholders’ equity (deficit)	41,520	(2,354)
Noncontrolling interest	44	(2,378)
Total equity (deficit)	41,564	(4,732)
Total liabilities and stockholders’ equity (deficit)	$442,630	$147,724

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues, net	$187,111	$117,406	$474,582	$304,058
Cost of revenues	98,857	64,523	251,515	174,323
Gross profit	88,254	52,883	223,067	129,735
Operating expenses:
Marketing and sales	51,206	34,055	127,313	94,039
General and administrative	11,087	6,745	27,312	19,243
Research and development	1,687	1,070	4,712	3,004
Total operating expenses	63,980	41,870	159,337	116,286
Operating income	24,274	11,013	63,730	13,449
Other income (expense):
Interest expense	(1,232)	(1,356)	(4,045)	(3,801)
Other income, net	3	138	109	373
Loss on extinguishment of debt	(5,782)	—	(5,782)	(6,299)
Change in fair value – warrant liabilities	(17,971)	(1,384)	(43,308)	(3,372)
Tax receivable agreement expense	(567)	—	(33,512)	—
Total other expense, net	(25,549)	(2,602)	(86,538)	(13,099)
Net income (loss) before income taxes	(1,275)	8,411	(22,808)	350
Benefit from income taxes	106	—	35,818	—
Net income (loss)	(1,169)	8,411	13,010	350
Net income (loss) attributable to noncontrolling interest	(147)	6,817	7,178	224
Net income (loss) attributable to Purple Innovation, Inc.	$(1,022)	$1,594	$5,832	$126
Net income (loss) per share:
Basic	$(0.02)	$0.18	$0.18	$0.01
Diluted	$(0.02)	$0.16	$0.16	$0.01
Weighted average common shares outstanding:
Basic	44,266	8,828	32,117	8,576
Diluted	44,266	52,793	36,628	52,454

PURPLE INNOVATION, INC.

 Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(1,169)	$8,411	$13,010	$350
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	2,550	918	6,366	2,492
Non-cash interest	182	874	2,973	2,439
Paid-in-kind interest	(6,616)	—	(6,616)	—
Loss on extinguishment of debt	5,782	—	5,782	6,299
Loss on change in fair value - warrant liabilities	17,971	1,384	43,308	3,372
Tax receivable agreement expense	567	—	33,512	—
Stock-based compensation	347	2,934	1,559	9,740
Deferred income taxes	8,189	—	(35,818)	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(2,865)	(1,842)	6,798	(16,446)
Increase in inventories	(10,954)	(9,761)	(3,147)	(11,878)
Increase in prepaid inventory and other assets	(2,691)	(1,704)	(5,740)	(2,935)
Increase in accounts payable	8,775	6,492	9,678	11,102
Increase (decrease) in accrued sales returns	(1,664)	(707)	3,014	(163)
Increase in accrued compensation	2,187	761	4,561	2,830
Increase (decrease) in customer prepayments	(2,131)	2,618	(51)	170
Decrease in income tax payable	(8,791)	—	(567)	—
Increase in other accrued liabilities	5,441	3,317	8,840	8,472
Net cash provided by operating activities	15,110	13,695	87,462	15,844

Cash flows from investing activities:
Purchase of property and equipment	(6,184)	(2,521)	(14,194)	(5,657)
Investment in intangible assets	(8,455)	(125)	(10,890)	(246)
Net cash used in investing activities	(14,639)	(2,646)	(25,084)	(5,903)

Cash flows from financing activities:
Proceeds from related-party debt	—	—	—	10,000
Proceeds from long-term debt	45,000	—	45,000	—
Proceeds from exercise of options and warrants	2,101	—	2,124	—
Repurchase of stock options	—	—	—	(97)
Payments on related-party debt	(37,497)	—	(37,497)	—
Payments for debt issuance costs	(2,460)	—	(2,460)	(758)
Distribution to members	(5,006)	—	(5,006)	—
Principal payments on capital lease obligations	(56)	(11)	(62)	(25)
Net cash provided by (used in) financing activities	2,082	(11)	2,099	9,120

Net increase in cash	2,553	11,038	64,477	19,061
Cash, beginning of the period	95,402	20,255	33,478	12,232
Cash, end of the period	$97,955	$31,293	$97,955	$31,293

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$932	$452	$954	$1,364
Cash paid during the period for income taxes	$2,350	$—	$2,422	$—

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$1,761	$(283)	$2,786	$155
Equipment acquired through capital lease	$147	$386	$147	$386
Non-cash leasehold improvements	$—	$—	$615	$—
Tax Receivable Agreement liability	$89,677	$—	$134,943	$—
Deferred income taxes	$112,670	$—	$169,306	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) income before interest expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, warrant liability, nonrecurring legal fees, interim CFO and consulting fees and severance costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

GAAP net income (loss)	$(1,169)	8,411	13,010	350
Interest expense	1,232	1,356	4,045	3,801
Income tax benefit	(106)	—	(35,818)	—
Other income, net	(3)	(138)	(109)	(373)
Depreciation and amortization	2,550	918	6,366	2,492
EBITDA	2,504	10,547	(12,506)	6,270
Adjustments:
Debt extinguishment and warrant liability	23,753	1,384	49,090	9,671
Stock-based compensation expense	347	2,935	1,559	9,740
Product reserve	—	—	500	—
Tax Receivable Agreement expense	567	—	33,512	—
Legal fees	448	16	1,056	419
Interim CFO and consulting	—	183	—	676
Severance costs	28	40	133	700
Vendor impairment	1,660	—	1,660	—
Previous period sales tax liability	689	200	689	200
COVID-19 related expenses	90	—	207	—
Adjusted EBITDA	$30,086	$15,305	$75,900	$27,676

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and Adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Net income (loss), the most directly comparable GAAP measure, to Adjusted net income and the computation of Adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(1,169)	$8,411	$13,010	$350
Income tax benefit, as reported	(106)	—	(35,818)	—
Loss on extinguishment of debt	5,782	—	5,782	6,299
Tax receivable agreement expense	567	—	33,512	—
Change in fair value – warrant liabilities	17,971	1,384	43,308	3,372
Adjusted net income before income taxes	23,045	9,795	59,794	10,021
Adjusted income taxes(1)	(5,807)	(2,509)	(15,068)	(2,567)
Adjusted net income	$17,238	$7,286	$44,726	$7,454

Adjusted net income per share, diluted	$0.27	$0.14	$0.74	$0.14

Adjusted weighted-average shares outstanding, diluted(2)	64,433	53,728	60,790	52,979

(1)	Represents the estimated effective tax rate of 25.2% and 25.6% for the three months ended September 30, 2020 and 2019, respectively, and 25.2% and 25.6% for the nine months ended September 30, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to based on the adjusted net income before taxes, and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to Adjusted net income per diluted share is set forth below for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended
	September 30, 2020			September 30, 2019
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(1,022)	44,266	$(0.02)	$1,594	52,793	$0.16
Assumed exchange of shares(2)	(147)	9,765		6,817	369
Net income (loss)	(1,169)			8,411
Adjustments to arrive at adjusted income before taxes(3)	24,214	10,402		1,384	566
Adjusted income before taxes	23,045			9,795
Adjusted income taxes(4)	(5,807)			(2,509)
Adjusted net income	$17,238	64,433	$0.27	$7,286	53,728	$0.14

	For the Nine Months Ended
	September 30, 2020			September 30, 2019
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income attributable to Purple Innovation Inc.(1)	$5,832	36,628	$0.16	$126	52,454	$0.01
Assumed exchange of shares(2)	7,178	21,549		224	284
Net income (loss)	13,010			350
Adjustments to arrive at adjusted income before taxes(3)	46,784	2,613		9,671	241
Adjusted income before taxes	59,794			10,021
Adjusted income taxes(4)	(15,068)			(2,567)
Adjusted net income	$44,726	60,790	$0.74	$7,454	52,979	$0.14

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.2% and 25.6% for the three months ended September 30, 2020 and 2019, respectively, and 25.2% and 25.6% for the nine months ended September 30, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to based on the adjusted net income before taxes, and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.